EXHIBIT 21.1

SUBSIDIARIES
OF
ST. MARY LAND & EXPLORATION COMPANY

A.    Wholly-owned subsidiaries of St. Mary Land & Exploration Company, a Delaware corporation:
1.	Four Winds Marketing, LLC, a Colorado limited liability company
2.	St. Mary East Texas LLC, a Colorado limited liability company
3.	Energy Leasing, Inc., an Oklahoma corporation
4.	Belring GP LLC, a Delaware limited liability company
5.	St. Mary Energy Louisiana LLC, a Delaware limited liability company
6.	Hilltop Investments, a Colorado general partnership
7.	Parish Ventures, a Colorado general partnership

B.           Other subsidiaries of St. Mary Land & Exploration Company:

1.	Box Church Gas Gathering, LLC, a Colorado limited liability company (58.6754%)
2.	SMI 281, LLC (2%)
3.	Wilkinson Pipeline, LLC (24%)

C.    Partnership or limited liability company interests held by St. Mary Land & Exploration Company:
1.	Trinity River Services LLC, a Texas limited liability company (25%)
2.	1977 H.B Joint Account, a Colorado general partnership (8%)
3.	1976 H.B Joint Account, a Colorado general partnership (9%)
4.	1974 H.B Joint Account, a Colorado general partnership (4%)
5.	Sycamore Gas Systems (3%)
6.	Gil Data Base Systems (10%)

D.    Partnership interests held by St. Mary East Texas, LLC:

1.	St. Mary East Texas LP, a Texas limited partnership (99%)(the remaining 1% interest is held by St. Mary Land & Exploration Company)